Dated March 13, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION
GLOBAL MEDIUM-TERM NOTES, SERIES A
(Floating Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective	March 13, 2006
Time:
Settlement Date (Original	March 16, 2006
Issue Date):
Maturity Date:	March 16, 2009
Principal Amount:	US$1,500,000,000
Price to Public (Issue Price):	100.000%
All-in Price:	99.85%
Net Proceeds to Issuer:	US$1,497,750,000
Interest Rate Basis	Federal Funds Open
(Benchmark):
Spread (plus or minus):	Plus 0.15%
Index Maturity:	Overnight
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each March 16, June 16, September 16,
December 16 of each year, ending on the Maturity Date
Initial Interest Rate:	Described as in “Additional Terms-Interest” below
Interest Reset Periods	Daily, on each Business Day provided that the Federal
and Dates:	Funds Open Rate in effect for any day that is not a
Business Day shall be the Federal Funds Open Rate in
effect for the prior Business Day
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

Call Notice Period:	None

Put Dates (if any):	None

Put Notice Period:	None

CUSIP:	3962GV76

Common Code:	To be provided

ISIN:	36962GV762

Dated March 13, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-123085

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the “Underwriters”), as principal, at 100.000% of the aggregate principal amount of the Notes. The Underwriters have advised the Company that the Underwriters propose to offer the Notes for sale at the Re-offer Price referenced above.

Institution	Commitment

Lead Managers:

Credit Suisse Securities (USA) LLC	$690,000,000
J.P. Morgan Securities Inc.	$690,000,000
Co-Managers:
Blaylock & Partners, L.P.	$30,000,000
Samuel A. Ramirez & Company, Inc.	$30,000,000
Utendahl Capital Partners, L.P.	$30,000,000
The Williams Capital Group, L.P.	$30,000,000

Total	$1,500,000,000

GE Capital Markets, Inc. will act as a sales agent in connection with the offering and will receive a fee from the underwriters equal to 0.046% of the principal amount of the notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

Interest

The interest rate applicable to each Interest Reset Period will equal the Federal Funds Open Rate (as defined below) plus the Spread set forth above.

The “Federal Funds Open Rate" for an Interest Determination Date will be the rate for that day under the heading "Federal Funds" for the relevant Index Maturity and opposite the caption "Open" as such rate is displayed on Moneyline Telerate Page 5.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5, the rate for the Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

Dated March 13, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-123085

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5 or FFPREBON Index page on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9.00 am, New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.

Additional Information:

General

At December 31, 2005, the Company had outstanding indebtedness totaling $355.885 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2005, excluding subordinated notes payable after one year, was equal to $353.200 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended in its entirety, as follows:

Year Ended December 31,

2001	2002	2003	2004	2005

1.56	1.62	1.71	1.82	1.66

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the underwriter at 1-212-834-4533 or Investor Communications of the issuer at 1-203-357-3950.